Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Aravive, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)(2)	1,003,687(3)	$1.61	$1,615,936.07	$92.70 per $1,000,000	$149.80
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)(2)	50,000(4)	$1.61	$80,500	$92.70 per $1,000,000	$7.47
Total Offering Amounts			1,053,687	$1.61	$1,696,436.07	$92.70 per $1,000,000	$157.27
Total Fee Offsets(5)							—
Net Fee Due							$157.27

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price for the shares under the plans is based upon the average of the high and low sale prices of the Registrant’s common stock reported on the Nasdaq Global Select Market on April 19, 2022.

(3)

Represents (i) 946,780 shares of common stock that were automatically added to the number of shares authorized for issuance under the 2019 Equity Incentive Plan (the “2019 EIP”) on January 1, 2022 pursuant to an “evergreen” provision contained in the 2019 EIP and (ii) 56,907 shares of common stock that have become available for issuance under the 2019 EIP as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards that had been granted under the 2014 Equity Incentive Plan and the 2009 Stock Plan.

(4)

Represents 50,000 shares of common stock that were automatically added to the number of shares authorized for issuance under the 2014 Employee Stock Purchase Plan (the “2014 ESPP”) on January 1, 2022 pursuant to an “evergreen” provision contained in the 2014 ESPP.

(5)	The Registrant does not have any fee offsets to claim.